EXHIBIT 2.1.3

ASSIGNMENT AND BILL OF SALE AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND BILL OF SALE AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of January 2, 2003 by and between AGERE SYSTEMS INC., a Delaware corporation (“Assignor”), and TRIQUINT OPTOELECTRONICS, INC., a Delaware corporation (“Assignee”).

R E C I T A L S

A.            WHEREAS, Assignor and Assignee are parties to that certain Asset Purchase Agreement dated as of October 21, 2002  (the “Purchase Agreement”);

B.            WHEREAS, pursuant to the Purchase Agreement, Assignor agreed to sell, transfer and assign to Assignee, and Assignee agreed to purchase and accept from Assignor, the Purchased Assets, and Assignee agreed to assume, the Assumed Liabilities, in each case as more fully described, and upon the terms and subject to the conditions set forth, in the Purchase Agreement;

C.            WHEREAS, Assignor desires to grant, bargain, sell, assign, transfer and deliver to Assignee, and Assignee desires to purchase, accept, acquire and assume, the Purchased Assets;

D.            WHEREAS, Assignor desires to transfer and assign, and Assignee desires to assume and subsequently pay, perform, honor, discharge when due and payable, the Assumed Liabilities;

F.             WHEREAS, Assignor is the owner of the Purchased Assets; and

G.            WHEREAS, capitalized terms used but not defined herein shall have the meanings provided in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration the receipt of which is hereby acknowledged and in further consideration of the mutual agreements and covenants herein contained and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Assignor hereby GRANTS, BARGAINS, SELLS, TRANSFERS, ASSIGNS, CONVEYS and DELIVERS to Assignee all right, title and interest in and to the Purchased Assets listed on Schedule A hereto, but excluding the Excluded Assets, in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

2.             Assignee hereby accepts, assumes and agrees to pay, perform, honor, discharge when due and payable the Assumed Liabilities, but excluding the Excluded Liabilities, in accordance with, and subject to, the terms and conditions of the Purchase Agreement.

3.             Each party, for itself, its Affiliates, and its successors and assigns, hereby covenants and agrees that, at any time and from time to time forthwith upon the written request of the other party, it will do, or cause its Affiliates to, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, each and all of such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may reasonably be required by the other party or as required pursuant to the Purchase Agreement in order to (a) assign, transfer, set over, convey, assure and confirm unto and vest in Assignor, its successors and assigns, title to the Purchased Assets sold, assigned, conveyed, transferred and delivered by this Agreement, or (b) accept, assume and pay, perform, honor, discharge when due and payable the Assumed Liabilities assumed pursuant to this Agreement.

4.             This Agreement is subject to the terms and conditions of the Purchase Agreement, which are incorporated herein by reference, and shall be binding upon Assignor and Assignee, and their respective successors and assigns.

5.             THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK IRRESPECTIVE OF THE CHOICE OF LAWS PRINCIPLES OF THE STATE OF NEW YORK, AS TO ALL MATTERS, INCLUDING MATTERS OF VALIDITY, CONSTRUCTION, EFFECT, ENFORCEABILITY, PERFORMANCE AND REMEDIES.

2

IN WITNESS WHEREOF, each of Assignor and Assignee has caused this Agreement to be duly executed on its behalf by its duly authorized officer as of the date first written above.

AGERE SYSTEMS INC.

By:	/s/ Paul Bento
Name:	Paul Bento
Title:	Vice President - Law

TRIQUINT OPTOELECTRONICS, INC.

By:	/s/ Raymond A. Link
Name:	Raymond A. Link
Title:	Vice President - Finance and Administration, Chief Financial Officer and Secretary

SCHEDULE A

TO

ASSIGNMENT AND BILL OF SALE AND ASSUMPTION AGREEMENT

Purchased Assets

(a)           the Assumed Leases;

(b)           the Transferred Premises;

(c)           the Principal Equipment;

(d)           the Purchased Lease Equipment;

(e)           the Fixtures and Supplies;

(f)            the Inventory;

(g)           such of the Assigned Intellectual Property as is required by the licenses, contracts or agreements underlying such Assigned Intellectual Property to be held or owned by the entity holding title to the underlying assets;

(h)           the Contracts;

(i)            the Business Records;

(j)            the Governmental Permits, but only to the extent that such Governmental Permits are assignable or transferable;

(k)           all rights, choses and claims of any kind relating to the Optoelectronics Business, known or unknown, accrued or contingent, against Third Parties arising out of transactions occurring after the Closing Date;

(l)            all prepaid expenses for leases and rented equipment; and

(m)          the goodwill of the Optoelectronics Business.